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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 9, 2003

CONTACT:  Jacobs Entertainment, Inc.
          Stephen R. Roark, President of Casino Operations and
          Chief Financial Officer
          303-582-1117 ext. 7249


Jacobs Entertainment, Inc. Reports First Quarter Results

BLACK HAWK, Colorado - Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced unaudited financial results for its first quarter ended March 31, 2003.

Net Revenues for the first quarter of 2003 were $41.7 million compared to $25.7 million in the first quarter in the previous year. Net income for the first quarter of 2003 was $1.4 million compared to a net loss of $443,000 in the same quarter in the previous year.

Due to the significance of the acquisitions occurring on February 22, 2002, whereby Jacobs Entertainment became a geographically diversified gaming and pari-mutuel wagering company with properties in several states, the overall composition of our financial position and the results of our operations have significantly changed for the three month period ended March 31, 2003 as compared to the three month period ended March 31, 2002. As a result of the combination of the different entities and periods covered by the various transactions, a comparison between these two periods on a historical basis is not meaningful. Additional pro forma information is available in the Company's Form 10-Q filed with the Securities and Exchange Commission on May 9, 2003.

Jacobs Entertainment, Inc., will host a conference call to discuss its first quarter 2003 operating results. The conference call will be held at 11:00 a.m. Eastern Time on Monday, May 12, 2003, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for Jacobs Entertainment, Inc. (JEI) and Ian M. Stewart President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Monday, May 12, 2003, at 11:00 a.m. Eastern Time, please dial 1.800.289.0730 and give confirmation code #771490. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Monday, May 12, 2003, at 2:00 p.m. Eastern Time. To access the replay, please dial 1.800.203.1112 or 1.719.457.0820 and reference the confirmation code #771490. The replay will run until Midnight Eastern Time, Monday, May 19, 2003.

Based in Black Hawk, Colo., Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, four related off-track wagering facilities and seven truck plaza video gaming facilities located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way: intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

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                           JACOBS ENTERTAINMENT, INC.
                        FINANCIAL HIGHLIGHTS (unaudited)
                             (dollars in thousands)

SELECTED INCOME STATEMENT DATA


                                                          Three Months Ended
                                                               March 31
                                                           2003        2002
                                                          -------     -------
 Revenues:

  Casinos                                                 $23,069      $9,841
  Truck stop                                                6,578       5,042
  Pari-mutuel                                               6,689       6,390
  Food, beverage, fuel & other                             10,158       5,992
 Promotional allowances                                   (4,833)     (1,579)
                                                          -------     -------
 Net revenues                                             $41,661     $25,686

Cost and Expenses

     Operational                                          $24,285     $15,148
     Marketing, General and administrative
          and other costs                                   8,864       4,671
     Depreciation and amortization                          2,151       1,403
                                                          -------     -------
Total costs and expenses                                   35,300      21,122
                                                          -------     -------

OPERATING INCOME                                           $6,361      $4,564

NET INCOME (LOSS)                                          $1,451      $(443)


                                 SELECTED BALANCE SHEET DATA

                                          March 31        December 31
                                            2003              2002
                                          --------        -----------

 Total Assets                             $235,464          $236,226
 Total Liabilities                        $169,251          $171,464
 Stockholders' Equity                      $66,213           $64,762


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